SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 17, 2006

THOMAS PROPERTIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50854	20-0852352
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

515 South Flower Street, Sixth Floor Los Angeles, California	90071
(Address of principal executive offices)	(zip code)

(Registrant’s telephone number, including area code)

213-613-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 17, 2006, subsidiaries of TPG/CalSTRS, LLC, a joint venture between Thomas Properties Group, L.P. (a subsidiary of Thomas Properties Group, Inc. (the “Company”)) and California State Teachers’ Retirement System (“CalSTRS”), completed the refinancing of the mortgage and mezzanine loans for City National Plaza (the “Property”) as a result of the maturity of the existing mortgage facility.

The new mortgage financing with Citigroup Global Markets Realty Corp. (Citigroup) consists of a $420.0 million senior mortgage loan, $30.0 million senior mezzanine loan, and an unfunded junior mezzanine loan that provides for borrowings up to $130.0 million. The senior mortgage and senior mezzanine loans bear interest at LIBOR plus 1.35% and are subject to exit fees equal to .25% of the loan amounts. The junior mezzanine loan bears interest at LIBOR plus 3.70%, and is subject to an exit fee equal to .5% of the outstanding loan amount. Under certain circumstances all of the exit fees will be waived.

The loans require payments of interest only and mature on July 17, 2008, with two one-year extension options. The loans may not be prepaid before July 17, 2007.

In connection with the new financing described above and as of the same date, the subsidiaries repaid their existing mortgage financing with Citigroup and Deutsche Bank. The prior senior mortgage loan, senior mezzanine loan and junior mezzanine loan had a combined outstanding principal and accrued interest balance of $318.5 million, and current interest rates of LIBOR plus 1.75%, LIBOR plus 4.50%, and LIBOR plus 6.15%, respectively. The senior mortgage and senior mezzanine loans were subject to exit fees equal to .25% and .5%, respectively, of the loan amounts, and the fees were waived as a result of the refinancing with Citigroup.

After establishing required reserves, TPG/CalSTRS, LLC received net proceeds from the refinancing of approximately $78.7 million, of which the Company received $19.7 million and CalSTRS received $59.0 million. The net proceeds received by the Company will be used for property acquisitions, development and redevelopment activity, and for general corporate purposes.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS PROPERTIES GROUP, INC.

/s/ Diana M. Laing
Diana M. Laing
Chief Financial Officer

July 20, 2006